Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2015 Second Quarter Results and Increases Quarterly Dividend 50%
BROOMFIELD, Colo. - March 12, 2015 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2015 ended January 31, 2015 and the Company's ski season-to-date metrics through March 8, 2015.
Highlights

•	Resort Reported EBITDA increased 32.2% for the second quarter of fiscal 2015 compared to the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. was $115.8 million for the second fiscal quarter of 2015, representing a 95.3% increase compared to the same period in the prior year.

•
The Company updated its fiscal 2015 guidance with Resort Reported EBITDA expected to be between $340 million and $350 million, excluding the $16.4 million non-cash gain related to the Park City litigation settlement, which remains within the Company's initial guidance range.

•	The Company has repaid all borrowings under the revolver portion of its credit facility used to finance the $182.5 million acquisition of Park City Mountain Resort ("Park City") in September 2014.

•
The Company's Board of Directors approved a 50% increase in the quarterly cash dividend to $0.6225 per share from $0.4150 per share beginning with the dividend payable on April 15, 2015 to stockholders of record as of March 31, 2015.

•
The Company intends to refinance the remaining $215.0 million of its 6.50% Senior Subordinated Notes due 2019 ("6.50% Notes") and the aggregate $41.2 million of the 6.95% Eagle County Bonds with a $250.0 million term loan under its existing senior credit facility, which we expect will result in approximately $12 million in pre-tax annual interest savings at current rates.

Commenting on the Company’s fiscal 2015 second quarter results, Rob Katz, Chief Executive Officer said, “Our results were very strong in the second quarter of fiscal 2015, with Mountain revenue increasing 18.2% compared to the prior year. Total lift revenue increased 22.5%, primarily driven by a 15.9% growth in visitation and a 5.7% increase in effective ticket price ("ETP") compared to the prior year. We continue to see robust spending trends that drove a 22.1% increase in ski school revenue and an

18.5% increase in food and beverage revenue compared to the prior year. We benefited from strong pass sales, increased ancillary yields across our resorts and good conditions at our Colorado resorts. Our mountain performance includes the results of Park City in the second quarter of fiscal 2015, which were in line with our previous public estimates. Excluding Park City, lift revenue excluding season pass revenue increased 12.7% for the fiscal quarter compared to the prior year, with commensurate growth in our ancillary revenues. Our Resort Reported EBITDA growth was tempered by challenging conditions in Tahoe with near record-low snowfall that impacted visitation. Despite varied weather conditions across our three primary regions, results this fiscal quarter demonstrate the benefit of our geographic diversification and the impact of our destination marketing strategies.”
Regarding Lodging, Katz said, “Our lodging results were very strong for the fiscal quarter with both occupancy and rate increases compared to the prior year. Revenue (excluding payroll cost reimbursements) increased 6.3% compared to the prior year and revenue per available room ("RevPAR") increased 15.7% compared to the prior year. Our results were driven by strong demand for our lodging properties with particular strength in our Colorado markets.”
Katz continued, “Resort Reported EBITDA was $199.7 million for the fiscal quarter, an increase of 32.2% over the prior year. Importantly, our Resort EBITDA margin for the fiscal quarter improved nearly 450 basis points over the prior year as we continue to leverage our infrastructure and cost structure to drive profitable growth. The results highlight the success of our efforts to grow destination visitation and season pass sales, our ability to capture premium pricing and ancillary spending through consistent reinvestment in our resorts, and the opportunities we create through strategic acquisitions.”
Regarding Real Estate, Katz said, “We continue to see strong momentum in our resort real estate markets with solid demand for our remaining condominium inventory and increasing interest in our development parcels. Net Real Estate Cash Flow for the second quarter of fiscal 2015 was $4.3 million. We define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate. During the fiscal quarter, we closed on one Ritz-Carlton Residences, Vail and four One Ski Hill Place units. Since January 31, 2015, we closed on three One Ski Hill Place units and closed on the sale of a property in Breckenridge that will be developed into a Marriott Residence Inn.”
Commenting on cash flow, Katz said, “Our operating model continues to drive significant and growing cash flow, augmented by real estate sales, favorable tax attributes and disciplined capital spending. Our cash flow this fiscal quarter allowed us to pay down the full $182.5 million of borrowings under the revolver portion of our senior credit facility used to finance the Park City acquisition in September 2014.”
Regarding capital allocation, Katz said, “Further demonstrating our continued commitment to return capital to our stockholders, we are pleased to announce that the Board of Directors has approved an increase to our quarterly dividend by 50% and declared a quarterly cash dividend on Vail Resorts’ common stock of $0.6225 per share, payable on April 15, 2015 to stockholders of record on March 31, 2015. We believe the increase in our dividend demonstrates our confidence in the stability of our business model through varying weather patterns and our consistent strong cash flow generation.” Katz added, “Our balance sheet remains very strong. We ended the fiscal quarter with $36.6 million of cash on hand and our Net Debt, including the capitalized Canyons obligation, was 2.0 times trailing twelve months Total Reported EBITDA, excluding the non-cash gain related to the Park City litigation settlement.”
The Company also provided additional details of its 2015 capital plan, including expected spending on summer activities for Epic Discovery. Consistent with prior estimates provided in December 2014, the Company expects to spend approximately $50 million to complete its transformative capital plan to connect the Park City and Canyons resorts, creating the largest ski resort in the United States by skiable acreage. The remaining capital plan consists of $60 million to $65 million of investments in maintenance spending and prioritized discretionary spending, including (i) upgrading Vail Mountain’s Avanti Chair (Chair 2) to a six-person high-speed chairlift, (ii) expanding the "refreshing" snowmaking system at Beaver Creek, (iii) adding new snowmaking on our recently opened Peak 6 terrain at Breckenridge, (iv) renovating rooms at the Keystone Lodge and (v) investing in technology and marketing systems to drive increased yields and data capture across our resorts in our ski school and rental ancillary services.
The Company is also announcing its plan to spend approximately $10 million in calendar year 2015 for the first major construction efforts for Epic Discovery summer activities.  The summer capital will be focused on a mountain coaster, canopy tours and summer tubing at Vail for which the Company has received the necessary US Forest Service approvals. In addition, the capital will be used to construct kids' activities on private land at Breckenridge and for significant planning investments for the next phase of construction in 2016 at Vail, Breckenridge and Heavenly.
We expect the addition of these activities at Vail and Breckenridge will contribute between $4 million and $5 million of incremental Resort Reported EBITDA during calendar year 2016, which will be reported in both fiscal 2016 and fiscal 2017. In our June earnings call, we will be providing further guidance on potential incremental capital spending at Heavenly for the summer of 2015 as we assess the timing of regulatory approvals for those projects.
Commenting on this announcement, Katz said “Our 2015 capital plan reflects our goal to target high return investments that support a premium experience for our guests while generating significant cash flow. Our investment in Utah will be one of the most transformative ever undertaken in the ski industry and we are pleased with the progress of the local approval processes for those projects. We believe Epic Discovery, our summer initiative, is an incredible opportunity to leverage our existing infrastructure and capitalize on the large number of guests already visiting certain resort destinations during the summer months. We are excited to begin implementation of this initiative with a significant investment this summer at Vail and begin to invest at Breckenridge and Heavenly.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the second fiscal quarter of 2015 ended January 31, 2015 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $43.9 million, or 22.5%, compared to the same period in the prior year, to $239.3 million for the three months ended January 31, 2015, driven largely by a $25.2 million, or 23.9%, increase in lift revenue excluding season pass revenue, attributable to increased visitation at our Colorado resorts, as well as incremental revenue of $11.8 million from the addition of Park City. Season pass revenue increased $18.7 million, or 20.9%.

•
Ski school revenue increased by $10.4 million, or 22.1%, and dining revenue increased $6.0 million, or 18.5%, for the three months ended January 31, 2015 compared to the same period in the prior year, driven by increases in visitation and yields as well as the addition of Park City.

•
Retail/rental revenue increased $9.3 million, or 10.8%, for the three months ended January 31, 2015 compared to the same period in the prior year, due primarily to increases in retail sales and rental revenue in Colorado and Utah and the addition of Park City.

•
Operating expense increased $25.5 million, or 10.5%, for the three months ended January 31, 2015 compared to the three months ended January 31, 2014, primarily due to incremental expenses of $14.1 million from the addition of Park City (including current year Park City integration costs of $0.6 million). Operating expense in the prior year included $3.0 million of Canyons integration and Park City litigation related expenses.

•	Mountain Reported EBITDA increased $46.1 million, or 31.1%, for the fiscal quarter compared to the same period in the prior year.

•	Mountain Reported EBITDA includes $3.0 million of stock-based compensation expense for the three months ended January 31, 2015 compared to $2.5 million in the same period in the prior year.
Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2015 increased $3.4 million, or 6.3%, compared to the same period in the prior year.

•
For the three months ended January 31, 2015, average daily rate ("ADR") increased 4.1% and RevPAR increased 15.7% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA increased $2.5 million to $5.4 million for the three months ended January 31, 2015 compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.7 million of stock-based compensation expense for the three months ended January 31, 2015 compared to $0.6 million in the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $74.6 million, or 16.6%, to $522.4 million for the three months ended January 31, 2015 compared to the same period in the prior year.

•	Resort Reported EBITDA was $199.7 million for the three months ended January 31, 2015, an increase of $48.6 million, or 32.2%, compared to the same period in the prior year.
Real Estate Segment

•	Real Estate segment net revenue increased $3.0 million, or 60.8%, to $7.8 million for the three months ended January 31, 2015 compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $4.3 million for the three months ended January 31, 2015, an increase of $2.2 million from the same period in the prior year.

•	Real Estate Reported EBITDA loss improved by $1.1 million, to a loss of $2.0 million for the three months ended January 31, 2015 compared to the same period in the prior year.

•	Real Estate Reported EBITDA includes $0.3 million and $0.4 million of stock-based compensation expense for the three months ended January 31, 2015 and 2014, respectively.
Total Performance

•	Total net revenue increased $77.5 million, or 17.1%, to $530.2 million for the three months ended January 31, 2015 compared to the same period in the prior year.

•
During the fiscal quarter the Company completed a comprehensive settlement agreement with the Internal Revenue Service ("IRS") regarding court proceedings related to net operating loss (“NOL”) carryforwards. The Company recorded an income tax benefit of $23.8 million related to the utilization of the NOLs for the fiscal quarter ended January 31, 2015.

•
Net income attributable to Vail Resorts, Inc. was $115.8 million, or $3.10 per diluted share, for the second quarter of fiscal 2015 compared to net income attributable to Vail Resorts, Inc. of $59.3 million, or $1.60 per diluted share, in the second fiscal quarter of the prior year.

Season-to-Date Metrics through March 8, 2015
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 8, 2015, and for the similar prior year period through Sunday, March 9, 2014, adjusted as if Park City, which was acquired in September 2014, was owned in both periods. The reported ski season metrics do not include the results of Afton Alps and Mt. Brighton in either period. The following data is interim period data and subject to fiscal quarter end review and adjustments.

•
Season-to-date total lift revenue at the Company's nine mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 8.0% compared to the prior year season-to-date period.

•
Season-to-date ancillary spending outpaced skier visitation, with ski school revenue up 2.1% and dining revenue up 4.8% at the Company's nine mountain resorts compared to the prior year season-to-date period. Additionally, retail/rental revenue for resort store locations was up 2.9%.

•	Season-to-date total skier visits for the Company's nine mountain resorts were down 0.3% compared to the prior year season-to-date period.

Mr. Katz continued, "Our results in February and early March continued the trends we saw in our fiscal second quarter with strength in Colorado offset by shortfalls to our expectations in Tahoe. In addition, in early February, Vail and Beaver Creek had the honor of hosting the 2015 World Alpine Ski Championships. The event was an extraordinary showcase of both resorts, with outstanding attendance and terrific television and online media coverage both in the United States and around the world. However, the Championships did depress skier visits and financial performance at both resorts in February compared to the prior year, which was largely in line with our original expectations. Our overall performance through March 8, 2015 has been incorporated in our updated guidance for fiscal 2015."
Outlook

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We have updated our estimated range of Resort Reported EBITDA for fiscal 2015 within our original range to $340 million to $350 million, excluding the $16.4 million non-cash gain related to the Park City litigation settlement, representing an approximate 27% to 30% increase over fiscal 2014.

•	Our updated guidance range incorporates an approximate $37 million shortfall in revenue at our Tahoe resorts, relative to our original expectations.

•	Our estimates for fiscal 2015 Resort Reported EBITDA include approximately $5 million of integration and litigation expenses related to Park City and Canyons.

•
We expect Resort EBITDA Margin (defined as Resort Reported EBITDA, excluding the impact of the non-cash gain related to the Park City litigation settlement, divided by Resort net revenue) to be approximately 25.5% in fiscal 2015, at the midpoint of our updated guidance range.

•	We expect fiscal 2015 Real Estate Reported EBITDA to be negative $10 million to negative $6 million.

•	We are increasing our Net Real Estate Cash Flow guidance to $20 million to $30 million.

•
Net income attributable to Vail Resorts, Inc. is now expected to be in a range of $109 million to $127 million in fiscal 2015, including the $16.4 million non-cash gain ($10.1 million tax-effected) related to the Park City litigation settlement and the IRS settlement on the utilization of NOL carryforwards which results in a $23.8 million income tax benefit.

The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2015, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2015.

	Fiscal 2015 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2015
	Low End Range	High End Range
Mountain Reported EBITDA excluding the non-cash gain on the Park City litigation settlement (1)	$320,000	$330,000
Lodging Reported EBITDA (2)	18,000	22,000
Resort Reported EBITDA excluding the non-cash gain on the Park City litigation settlement (3)	340,000	350,000
Non-cash gain on the Park City litigation settlement	16,400	16,400
Resort Reported EBITDA	356,400	366,400
Real Estate Reported EBITDA (4)	(10,000)	(6,000)
Total Reported EBITDA	346,400	360,400
Depreciation and amortization	(147,000)	(140,000)
Loss on disposal of fixed assets and other, net	(2,000)	(800)
Change in fair value of contingent consideration	4,000	5,000
Investment income, net	200	500
Interest expense	(53,000)	(50,000)
Loss on extinguishment of debt	(11,500)	(10,500)
Income before provision for income taxes	137,100	164,600
Provision for income taxes	(28,200)	(37,800)
Net income	108,900	126,800
Net loss attributable to noncontrolling interests	100	200
Net income attributable to Vail Resorts, Inc.	$109,000	$127,000

(1) Mountain Reported EBITDA includes approximately $12 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low or high end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.
(4) Real Estate Reported EBITDA includes approximately $1 million of stock-based compensation.
Return of Capital to Stockholders
The Company’s Board of Directors approved a 50% increase in the quarterly cash dividend to $0.6225 per share from $0.4150 per share beginning with the dividend payable on April 15, 2015 to stockholders of record as of March 31, 2015.
Planned Bond Redemptions
The Company announced today that it intends to redeem the outstanding $215.0 million aggregate principal amount of its 6.50% Notes, together with the $41.2 million aggregate principal amount of 6.95% Eagle County Industrial Development Bonds in May 2015. As a result, the Company expects to pay approximately $8.6 million in early redemption premiums, which will be recorded, along with a write-off of unamortized debt issuance costs, as a loss on extinguishment of debt in the fourth quarter fiscal 2015. The Company plans to amend its existing credit facility to provide for a $250.0 million term loan facility and use borrowings from the term loan facility and cash on hand to fund the redemptions. The Company anticipates this will save approximately $12 million in pre-tax annual interest expense at current rates.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 718-5108 (U.S. and Canada) or (719) 325-4841 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through March 26, 2015, at 2:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 5281167.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons and Park City in Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to successfully initiate, complete and sell our real estate development projects and achieve the anticipated financial benefits from such projects; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of federal land or to make operational and capital improvements; risks related to federal, state and local government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Canyons or Park City; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Reported EBITDA excluding the non-cash gain on Park City litigation settlement, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on Park City litigation settlement, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss plus gain on litigation settlement, and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. In this release, we also separately present Reported EBITDA and Resort EBITDA margin excluding the non-cash gain on Park City litigation settlement. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2015	2014	2015	2014
Net revenue:
Mountain	$463,031	$391,656	$523,417	$448,987
Lodging	59,364	56,187	117,857	113,401
Real estate	7,842	4,877	17,225	13,723
Total net revenue	530,237	452,720	658,499	576,111
Segment operating expense:
Mountain	268,966	243,512	400,918	368,286
Lodging	53,927	53,259	111,681	110,164
Real estate	9,871	8,006	21,485	17,237
Total segment operating expense	332,764	304,777	534,084	495,687
Other operating (expense) income:
Depreciation and amortization	(37,376)	(36,204)	(73,345)	(70,360)
Gain on litigation settlement	—	—	16,400	—
Change in fair value of contingent consideration	—	—	4,550	—
Loss on disposal of fixed assets and other, net	(26)	(1,044)	(781)	(1,473)
Income from operations	160,071	110,695	71,239	8,591
Mountain equity investment income, net	200	14	525	617
Investment income, net	62	70	36	165
Interest expense	(13,807)	(16,239)	(27,375)	(32,337)
Income (loss) before (provision) benefit for income taxes	146,526	94,540	44,425	(22,964)
(Provision) benefit from income taxes	(30,826)	(35,340)	6,951	8,727
Net income (loss)	$115,700	$59,200	$51,376	$(14,237)
Net loss attributable to noncontrolling interests	62	63	110	124
Net income (loss) attributable to Vail Resorts, Inc.	$115,762	$59,263	$51,486	$(14,113)
Per share amounts:
Basic net income (loss) per share attributable to Vail Resorts, Inc.	$3.19	$1.64	$1.42	$(0.39)
Diluted net income (loss) per share attributable to Vail Resorts, Inc.	$3.10	$1.60	$1.38	$(0.39)
Cash dividends declared per share	$0.4150	$0.2075	$0.8300	$0.4150
Weighted average shares outstanding:
Basic	36,329	36,130	36,289	36,078
Diluted	37,367	37,120	37,313	36,078
Other Data:
Mountain Reported EBITDA	$194,265	$148,158	$139,424	$81,318
Lodging Reported EBITDA	$5,437	$2,928	$6,176	$3,237
Resort Reported EBITDA	$199,702	$151,086	$145,600	$84,555
Real Estate Reported EBITDA	$(2,029)	$(3,129)	$(4,260)	$(3,514)
Total Reported EBITDA	$197,673	$147,957	$141,340	$81,041
Mountain stock-based compensation	$2,997	$2,535	$6,240	$5,182
Lodging stock-based compensation	$701	$593	$1,303	$1,012
Resort stock-based compensation	$3,698	$3,128	$7,543	$6,194
Real Estate stock-based compensation	$327	$434	$683	$860
Total stock-based compensation	$4,025	$3,562	$8,226	$7,054

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except effective ticket price ("ETP"))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Net Mountain revenue:
Lift	$239,288	$195,357	22.5%	$239,288	$195,357	22.5%
Ski school	57,295	46,930	22.1%	57,295	46,930	22.1%
Dining	38,619	32,602	18.5%	46,658	40,066	16.5%
Retail/rental	95,012	85,717	10.8%	124,485	114,616	8.6%
Other	32,817	31,050	5.7%	55,691	52,018	7.1%
Total Mountain net revenue	$463,031	$391,656	18.2%	$523,417	$448,987	16.6%
Mountain operating expense:
Labor and labor-related benefits	$102,470	$93,464	9.6%	$145,475	$133,013	9.4%
Retail cost of sales	35,546	33,989	4.6%	52,336	50,856	2.9%
Resort related fees	24,866	20,236	22.9%	26,150	21,347	22.5%
General and administrative	43,550	37,291	16.8%	75,566	66,803	13.1%
Other	62,534	58,532	6.8%	101,391	96,267	5.3%
Total Mountain operating expense	$268,966	$243,512	10.5%	$400,918	$368,286	8.9%
Gain on litigation settlement	—	—	—%	16,400	—	nm
Mountain equity investment income, net	200	14	1,328.6%	525	617	(14.9)%
Mountain Reported EBITDA	$194,265	$148,158	31.1%	$139,424	$81,318	71.5%

Less: gain on litigation settlement	—	—	—%	(16,400)	—	nm
Mountain Reported EBITDA excluding gain on litigation settlement	$194,265	$148,158	31.1%	$123,024	$81,318	51.3%

Total skier visits	4,071	3,512	15.9%	4,071	3,512	15.9%
ETP	$58.78	$55.63	5.7%	$58.78	$55.63	5.7%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Lodging net revenue:
Owned hotel rooms	$11,333	$10,198	11.1%	$26,251	$24,311	8.0%
Managed condominium rooms	19,648	18,124	8.4%	27,759	25,896	7.2%
Dining	8,222	7,902	4.0%	21,760	21,248	2.4%
Transportation	8,497	7,752	9.6%	10,814	9,624	12.4%
Golf	—	—	—%	7,644	7,597	0.6%
Other	9,059	9,421	(3.8)%	18,782	19,513	(3.7)%
	56,759	53,397	6.3%	113,010	108,189	4.5%
Payroll cost reimbursements	2,605	2,790	(6.6)%	4,847	5,212	(7.0)%
Total Lodging net revenue	$59,364	$56,187	5.7%	$117,857	$113,401	3.9%
Lodging operating expense:
Labor and labor-related benefits	$25,943	$25,312	2.5%	$53,318	$51,719	3.1%
General and administrative	8,849	8,601	2.9%	16,366	15,619	4.8%
Other	16,530	16,556	(0.2)%	37,150	37,614	(1.2)%
	51,322	50,469	1.7%	106,834	104,952	1.8%
Reimbursed payroll costs	2,605	2,790	(6.6)%	4,847	5,212	(7.0)%
Total Lodging operating expense	$53,927	$53,259	1.3%	$111,681	$110,164	1.4%
Lodging Reported EBITDA	$5,437	$2,928	85.7%	$6,176	$3,237	90.8%

Owned hotel statistics:
ADR	$258.25	$249.22	3.6%	$217.59	$206.76	5.2%
RevPar	$155.37	$142.40	9.1%	$133.98	$125.78	6.5%
Managed condominium statistics:
ADR	$421.32	$403.80	4.3%	$327.15	$314.98	3.9%
RevPar	$149.40	$126.85	17.8%	$96.37	$82.65	16.6%
Owned hotel and managed condominium statistics (combined):
ADR	$364.54	$350.03	4.1%	$276.89	$264.30	4.8%
RevPar	$150.83	$130.38	15.7%	$107.22	$94.53	13.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2015	2014
Real estate held for sale and investment	$151,103	$184,101

Total Vail Resorts, Inc. stockholders’ equity	849,503	800,067

Long-term debt	634,739	798,319
Long-term debt due within one year	1,196	965
Total debt	635,935	799,284
Less: cash and cash equivalents	36,578	205,276
Net debt	$599,357	$594,008

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. In this release, the Company also separately presents Reported EBITDA and Resort EBITDA margin excluding the non-cash gain on the Park City litigation settlement. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.
Presented below is a reconciliation of Reported EBITDA to net income (loss) attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2015 and 2014.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2015	2014	2015	2014
Mountain Reported EBITDA excluding gain on litigation settlement	$194,265	$148,158	$123,024	$81,318
Lodging Reported EBITDA	5,437	2,928	6,176	3,237
Resort Reported EBITDA excluding gain on litigation settlement*	199,702	151,086	129,200	84,555
Gain on litigation settlement	—	—	16,400	—
Resort Reported EBITDA*	199,702	151,086	145,600	84,555
Real Estate Reported EBITDA	(2,029)	(3,129)	(4,260)	(3,514)
Total Reported EBITDA	197,673	147,957	141,340	81,041
Depreciation and amortization	(37,376)	(36,204)	(73,345)	(70,360)
Loss on disposal of fixed assets and other, net	(26)	(1,044)	(781)	(1,473)
Change in fair value of contingent consideration	—	—	4,550	—
Investment income, net	62	70	36	165
Interest expense	(13,807)	(16,239)	(27,375)	(32,337)
Income (loss) before (provision) benefit from income taxes	146,526	94,540	44,425	(22,964)
(Provision) benefit from income taxes	(30,826)	(35,340)	6,951	8,727
Net income (loss)	$115,700	$59,200	$51,376	$(14,237)
Net loss attributable to noncontrolling interests	62	63	110	124
Net income (loss) attributable to Vail Resorts, Inc.	$115,762	$59,263	$51,486	$(14,113)

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2015.

(In thousands)
(unaudited)
Twelve Months Ended January 31, 2015
Total Reported EBITDA excluding gain on litigation settlement	$305,633
Non-cash gain on the Park City litigation settlement	16,400
Total Reported EBITDA	322,033
Depreciation and amortization	(143,586)
Loss on disposal of fixed assets and other, net	(516)
Change in fair value of contingent consideration	3,150
Investment income, net	246
Interest expense	(59,035)
Loss on extinguishment of debt	(10,831)
Income before provision for income taxes	111,461
Provision for income taxes	(17,642)
Net income	$93,819
Net loss attributable to noncontrolling interests	258
Net income attributable to Vail Resorts, Inc.	$94,077

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2015.

	(In thousands) (Unaudited) As of January 31, 2015
Long-term debt	$634,739
Long-term debt due within one year	1,196
Total debt	635,935
Less: cash and cash equivalents	36,578
Net debt	$599,357
Net debt to Total Reported EBITDA	1.9	x
Net debt to Total Reported EBITDA, excluding the non-cash gain on the Park City litigation settlement	2.0	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2015 and 2014.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2015	2014	2015	2014
Real Estate Reported EBITDA	$(2,029)	$(3,129)	$(4,260)	$(3,514)
Non-cash Real Estate cost of sales	5,605	3,391	12,620	10,104
Non-cash Real Estate stock-based compensation	327	434	683	860
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	384	1,409	235	2,110
Net Real Estate Cash Flow	$4,287	$2,105	$9,278	$9,560

The following table reconciles Resort Net Revenue to Resort EBITDA Margin excluding the non-cash gain related to the Park City litigation settlement for fiscal 2015 guidance.

(In thousands) (Unaudited) Fiscal 2015 Guidance (1)
Resort net revenue (2)	$1,355,000
Resort EBITDA (3)	$345,000
Resort EBITDA margin	25.5%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of guidance
(3) Represents the mid-point range of guidance, exclusive of the non-cash gain on the Park City litigation settlement of $16.4 million.